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                                                                       EXHIBIT C
                             STOCK OPTION AGREEMENT


           This STOCK OPTION AGREEMENT, dated as of August 17, 2000 (this "Agreement"), is between HSB Group, Inc., a Connecticut corporation ("Issuer") and American International Group, Inc. , a Delaware corporation ("Grantee").

                                    RECITALS

           A. The Merger Agreement. Prior to the entry into this Agreement and prior to the grant of the Option, Issuer, Grantee and Engine Acquisition Corporation, a wholly-owned subsidiary of Grantee ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of the date of this Agreement (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which Grantee and Issuer intend to effect a merger of Issuer with and into Merger Sub (the "Merger").

           B. The Stock Option Agreement. As an inducement and condition to Grantee's and Merger Sub's willingness to enter into the Merger Agreement, and in consideration thereof, the board of directors of Issuer has approved the grant to Grantee of the Option pursuant to this Agreement and the acquisition of shares of common stock, without par value ("Shares"), of Issuer by Grantee pursuant to this Agreement.

           NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in this Agreement and in the Merger Agreement, the parties agree as follows:

           1. The Option. (a) Grant. Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms of this Agreement, up to 5,777,272 fully paid and nonassessable Shares at a price per share in cash equal to $41 (the "Option Price"); provided, however, that in no event shall the number of shares for which the Option is exercisable exceed 19.9% of the Shares issued and outstanding at the time of exercise (without giving effect to the Shares issued or issuable under the Option) (the "Maximum Applicable Percentage"). The number of Shares purchasable upon exercise of the Option and the Option Price are subject to adjustment as set forth in this Agreement.

           (b) Additional Shares. In the event that any additional Shares are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to an event described in Section 7 of this Agreement), the aggregate number of Shares purchasable upon exercise of the Option (inclusive of Shares, if any, previously purchased upon exercise of the Option) shall automatically be increased (without any further action on the part of Issuer or Grantee being necessary) so that, after such issuance, it equals the Maximum Applicable Percentage. Any such increase shall not effect the Option Price.


           2.        Exercise; Closing. (a) Conditions to Exercise;
Termination. Grantee or any other person that shall become a holder of all or a part of the Option in accordance with the terms of this Agreement (each such person being referred to in this Agreement as the "Holder") may exercise the Option, in whole or in part, by delivering a written notice thereof as provided in


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Section 2(d) at any time following the occurrence of a Triggering Event unless prior to such Triggering Event the Effective Time shall have occurred. If no notice pursuant to the preceding sentence has been delivered prior thereto, the Option shall terminate upon either (i) the occurrence of the Effective Time,
(ii) the close of business on the day 180 days after the date that the Merger Agreement is terminated if in connection with such termination Grantee is entitled to or has a possible entitlement to receive a termination fee in accordance with Section 5.5 of the Merger Agreement (or if, at the expiration of such 180 days, the Option cannot be exercised by reason of any applicable judgment, decree, order, law, regulation, notice, report, filing or application for approval, 10 business days after such impediment to exercise shall have been removed), or (iii) the close of business on the date that the Merger Agreement is terminated if in connection with such termination Grantee is not entitled to and has no possible entitlement to receive a termination fee in accordance with Section 5.5 of the Merger Agreement.

           (b) Triggering Event. A "Triggering Event" shall have occurred if: (i) any person (other than Grantee or any of its subsidiaries) shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act of 1934 (the "Exchange Act")) a tender offer, or shall have filed a registration statement under the Securities Act of 1933 (the "Securities Act") with respect to an exchange offer, to purchase any Shares such that, upon consummation of such offer, such person or a "group" (as such term is defined under the Exchange Act) of which such person is a member shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 of the Exchange
Act), or the right to acquire beneficial ownership, of 15 percent or more of the then outstanding Shares; (ii) any person (other than Grantee or any of its subsidiaries) shall have publicly announced or delivered to Issuer a proposal, or disclosed publicly or to Issuer an intention to make a proposal, to purchase 15% or more of the assets or any equity securities of, or to engage in a merger, reorganization, tender offer, share exchange, consolidation or similar transaction involving the Issuer or any of its subsidiaries and the Issuer shall not have rejected such proposal within 10 business days thereafter (an "Acquisition Transaction"); (iii) Issuer or any of its subsidiaries shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement, including without limitation, an agreement in principle, with any person (other than Grantee or any of its subsidiaries) to effect or provide for an Acquisition Transaction; (iv) any person (other than Grantee or any of its subsidiaries) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, Shares (other than trust account shares) aggregating 20 percent or more of the then outstanding Shares; or (v) the Merger Agreement is terminated and Grantee thereby becomes entitled to receive a termination fee pursuant to Section 5.5 of the Merger Agreement. As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d) of the Exchange Act.

           (c) Notice of Triggering Event by Issuer. Issuer shall notify Grantee promptly in writing of the occurrence of any Triggering Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

           (d) Notice of Exercise by Grantee. If a Holder shall be entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which is referred to in this


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Agreement as the "Notice Date") specifying (i) the total number of Shares that the Holder will purchase pursuant to such exercise and (ii) a place and date (a "Closing Date") not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (a "Closing").

           (e) Regulatory Restrictions on Exercise. In the event that any full or partial exercise of the Option would require (i) prior approval by or notice to the insurance regulatory authorities of the jurisdictions in which the Company Insurance Subsidiaries (as defined in the Merger Agreement) are domiciled, or (ii) any filing under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, the Holder shall not exercise the Option without obtaining any such approval or effecting any such notice or filing.

           (f) Payment of Purchase Price. At each Closing, the Holder shall pay to Issuer the aggregate purchase price for the Shares purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Issuer, provided, that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option, in whole or in part.

           (g) Delivery of Common Stock. At such Closing, simultaneously with the payment of the purchase price by the Holder, Issuer shall deliver to the Holder a certificate or certificates representing the number of Shares purchased by the Holder, which Shares shall be free and clear of all liens, charges, encumbrances, security interests ("Liens") or preemptive rights and, if the Option shall be exercised in part only, a new Option evidencing the rights of the Holder to purchase the balance (as adjusted pursuant to Section 1(b)) of the Shares then purchasable under this Agreement.

           (h) Restrictive Legend. Certificates for Shares delivered at a Closing may be endorsed with a restrictive legend that shall read substantially as follows:

                     "The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission, or a written opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act. In addition, such certificates shall bear any other legend as may be required by applicable law.

           (i) Ownership of Record; Tender of Purchase Price; Expenses. Upon the giving by the Holder to Issuer of a written notice of exercise referred to in Section 2(d) and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the Shares issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such Shares shall not have been delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the



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preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

           3. Covenants of Issuer. In addition to its other agreements and covenants in this Agreement, Issuer agrees:

                     (a) Shares Reserved for Issuance. It will maintain, free from preemptive rights, sufficient authorized but unissued or treasury Shares to issue the appropriate number of Shares pursuant to the terms of this Agreement so that the Option may be fully exercised without additional authorization of Shares after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase Shares from Issuer.

                     (b) No Avoidance. It will not avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed under this Agreement by Issuer.

                     (c) Further Assurances. Promptly after the date of this Agreement it will take all actions as may from time to time be required (including (i) complying with all applicable premerger notification, reporting and waiting period requirements under the HSR Act and (ii) in the event that prior notice, report, filing or approval with respect to any foreign or state insurance regulator or other governmental entity is necessary under any applicable foreign or United States federal, state or local law before the Option may be exercised, cooperating fully with the Holder in preparing and processing the required applications or notices) in order to permit each Holder to exercise the Option and purchase Shares pursuant to such exercise and to take all action necessary to protect the rights of the Holder against dilution.

                     (d) Stock Exchange Listing. It will use its reasonable best efforts to cause the Shares to be issued pursuant to the Option to be approved for listing (to the extent they are not already listed) on the New York Stock Exchange ("NYSE") and on all other stock exchanges on which Shares of the Issuer are then listed, subject to official notice of issuance.

           4. Representations and Warranties of Issuer. Issuer represents and warrants to Grantee as follows:

                     (a) Merger Agreement. Issuer hereby makes each of the representations and warranties contained in Sections 3.1(a), 3.2, 3.4, 3.5, 3.17, 3.18 and 3.19 of the Merger Agreement as they relate to Issuer and this Agreement, as if such representations were set forth in this Agreement.


                     (b) Shares Reserved for Issuance; Capital Stock. Issuer has taken all necessary corporate action to authorize and reserve, free from preemptive rights, and permit it to issue, at all times from the date hereof until the obligation to deliver Shares



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           upon the exercise of the Option terminates, sufficient authorized but unissued or treasury Shares so that the Option may be fully exercised without additional authorization of Shares after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase Shares from Issuer, and all such Shares, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims and Liens (other than those created by this Agreement) and will not be subject to any preemptive rights.

           5. Representations and Warranties of Grantee. Grantee represents and warrants to Issuer that Grantee has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Grantee and constitutes a valid and binding agreement of Grantee enforceable against Grantee in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

           6. Exchange; Replacement. This Agreement and the Option granted by this Agreement are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of Shares purchasable at such time under this Agreement, subject to corresponding adjustments in the number of Shares purchasable upon exercise so that the aggregate number of such Shares under all stock option agreements issued in respect of this Agreement shall not exceed the Maximum Applicable Percentage. Unless the context shall require otherwise, the terms "Agreement" and "Option" as used in this Agreement include any stock option agreements and related Options for which this Agreement (and the Option granted by this Agreement) may be exchanged. Upon (i) receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction of this Agreement, or mutilation of this Agreement, (ii) receipt by Issuer of reasonably satisfactory indemnification in the case of loss, theft or destruction of this Agreement and
(iii) surrender and cancellation of this Agreement in the case of mutilation, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer to Holder, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by any person other than Holder.

           7. Adjustments. In addition to the adjustment to the total number of Shares purchasable upon exercise of the Option pursuant to Section 1(b), the total number of Shares purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as follows:

                     (a) Number of Shares. In the event of any change in the outstanding Shares by reason of stock dividends, stock splits, split-ups, mergers, recapitalizations, reclassifications, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of Shares purchasable upon exercise of the Option shall be appropriately adjusted, and proper provision shall be made in the agreements governing



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           any such transaction, so that (i) any Holder shall receive upon exercise of the Option the number and class of shares, other securities, property or cash that such Holder would have received in respect of the Shares purchasable upon exercise of the Option if the Option had been exercised and such Shares had been issued to such Holder immediately prior to such event or the record date therefor, as applicable, and (ii) in the event any additional Shares are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of Shares purchasable upon exercise of the Option shall be increased so that, after such issuance and together with Shares previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Shares), the number of Shares so purchasable equals the Maximum Applicable Percentage of the number of Shares issued and outstanding immediately after the consummation of such change.

                     (b) Option Price. Whenever the number of Shares purchasable upon exercise of the Option is adjusted as provided in this Section 7, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which is equal to the number of Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Shares purchasable after the adjustment.

           8. Registration. Upon the occurrence of a Triggering Event, Issuer shall, at the request of Grantee delivered in the written notice of exercise of the Option provided for in Section 2(d), as promptly as practicable prepare, file and keep current a shelf registration statement under the Securities Act covering any or all Shares issued and issuable pursuant to the Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any Shares issued upon total or partial exercise of the Option ("Option Shares") in accordance with any plan of disposition requested by Grantee; provided, however, that Issuer may postpone filing a registration statement relating to a registration request by Grantee under this Section 8 for a period of time (not in excess of 30 days) if in its reasonable judgment such filing would require the disclosure of material information that Issuer has a bona fide business purpose for preserving as confidential. Issuer will use its best efforts to cause such registration statement first to become effective as soon as practicable and then to remain effective for one year from the day such registration statement first becomes effective or until such earlier date as all Shares registered shall have been sold by Grantee. Issuer may request Grantee to suspend use of the Registration Statement for no more than 30 consecutive days (or, for no more than 90 days in any year) if Issuer is in possession of material non-public information which it has a bona fide reason not to publicly disclose. In connection with any such registration, Issuer and Grantee shall provide each other with representations, warranties, indemnities and other agreements customarily given in connection with such registrations. If requested by Grantee in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such Shares, but only to the extent of obligating Issuer in respect of representations warranties, indemnities, contribution and other agreements customarily made by issuers in such underwriting agreements. In the event that Grantee so requests, the closing of the sale or other disposition of the Shares or other securities pursuant to a registration statement filed pursuant to
Section 8(a) shall occur substantially simultaneously with the exercise of the Option. Any registration statement prepared and filed under this Section 8, and any sale covered thereby, shall be at Issuer's expense, except for underwriting discounts or commissions and brokers fees.

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           9.        Repurchase of Option and/or Shares. (a) Repurchase;
Repurchase Price. Upon the occurrence of a Triggering Event, (i) at the request of a Holder, delivered in writing within 180 days of such occurrence (or such later period as provided in Section 2(d) with respect to any required notice or application or in Section 10), Issuer shall repurchase the Option from the Holder, in whole or in part, at a price (the"Option Repurchase Price") equal to the number of Shares then purchasable upon exercise of the Option (or such lesser number of Shares as may be designated in the Repurchase Notice) multiplied by the amount by which the market/offer price exceeds the Option Price and (ii) at the request of a Holder or any person who has been a Holder (for purposes of this Section 9 only, each such person being referred to as a "Holder"), delivered in writing within 180 days of such occurrence (or such later period as provided in Section 2(d) with respect to any required notice or application or in Section 10), Issuer shall repurchase such number of Option Shares from such Holder as the Holder shall designate in the Repurchase Notice at a price (the "Option Share Repurchase Price") equal to the number of Shares designated multiplied by the market/offer price. The term "market/offer price" shall mean the highest of (x) the price per Share to be paid by any third party pursuant to an agreement relating to an Acquisition Proposal with Issuer and
(y) the highest trading price for Shares on the NYSE (or, if the Shares are not then listed on the NYSE, any other national securities or automated quotation system on which the Shares are then listed or quoted) within the 120-day period immediately preceding the delivery of the Repurchase Notice. In the event that an Acquisition Proposal is made for the Shares or an agreement is entered into relating to an Acquisition Proposal involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Shares shall (I) if such consideration is in securities and such securities are listed on a national securities exchange, be determined to be the highest trading price for such securities on such national securities exchange within the 120-day period immediately preceding the delivery of the Repurchase Notice or (II) if such consideration is not securities, or if in securities and such securities are not traded on a national securities exchange, be determined in good faith by a nationally recognized investment banking firm selected by an investment banking firm designated by Grantee and an investment banking firm designated by Issuer.

           (b) Method of Repurchase. A Holder may exercise its right to require Issuer to repurchase the Option, in whole or in part, and/or any Option Shares then owned by such Holder pursuant to this Section 9 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder elects to require Issuer to repurchase the Option and/or such Option Shares in accordance with the provisions of this Section 9 (each such notice, a "Repurchase Notice"). As promptly as practicable, and in any event within two business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of the Repurchase Notice relating thereto, Issuer shall deliver or cause to be delivered to the Holder the applicable Option Repurchase Price and/or the Option Share Repurchase Price. Any Holder shall have the right to require that the repurchase of Option Shares shall occur immediately after the exercise of all or part of the Option. In the event that the Repurchase Notice shall request the repurchase of the Option in part, Issuer shall deliver with the Option Repurchase Price a new Stock Option Agreement evidencing the right of the Holder to purchase that number of Shares purchasable pursuant to the Option at the time of delivery of the Repurchase Notice minus the




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number of Shares represented by that portion of the Option then being repurchased.

           (c) Effect of Statutory or Regulatory Restraints on Repurchase. To the extent that, upon or following the delivery of a Repurchase Notice, Issuer is prohibited under applicable law or regulation (including, without limitation, Section 33-684 of the Connecticut Business Corporation Act) from repurchasing the Option (or portion thereof) and/or any Option Shares subject to such Repurchase Notice (and Issuer will undertake to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), Issuer shall immediately so notify the Holder in writing and thereafter deliver or cause to be delivered, from time to time, to the Holder the portion of the Option Repurchase Price and the Option Share Repurchase Price that Issuer is no longer prohibited from delivering, within two business days after the date on which it is no longer so prohibited; provided, however, that upon notification by Issuer in writing of such prohibition, the Holder may, within five days of receipt of such notification from Issuer, revoke in writing its Repurchase Notice, whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver to the Holder, as appropriate, (A) with respect to the Option, a new stock option agreement evidencing the right of the Holder to purchase that number of Shares for which the surrendered stock option agreement was exercisable at the time of delivery of the Repurchase Notice less the number of shares as to which the Option Repurchase Price has theretofore been delivered to the Holder, and/or (B) with respect to Option Shares, a certificate for the Option Shares as to which the Option Share Repurchase Price has not theretofore been delivered to the Holder. Notwithstanding anything to the contrary in this Agreement, including, without limitation, the time limitations on the exercise of the Option, the Holder may give notice of exercise of the Option for 180 days after a notice of revocation has been issued pursuant to this Section 9(c) and thereafter exercise the Option in accordance with the applicable provisions of this Agreement.

           (d) Acquisition Transactions. In addition to any other restrictions or covenants, Issuer agrees that, in the event that a Holder delivers a Repurchase Notice, Issuer shall not enter or agree to enter into an agreement or series of agreements relating to a merger with or into or the consolidation with any other person or entity, the sale of all or substantially all of the assets of Issuer or any similar disposition unless the other party or parties to such agreement or agreements agree in writing not to interfere with Issuer's obligations under Section 9(a).

           10. Extension of Exercise Periods. The 180-day periods for exercise of certain rights under Sections 2 and 9 shall be extended in each such case at the request of the Holder to the extent necessary to avoid liability by the Holder under Section 16(b) of the Exchange Act, by reason of such exercise.

           11. Assignment. Neither party may assign any of its rights or obligations under this Agreement or the Option to any other person without the express written consent of the other party except that Grantee may, without the prior written consent of Issuer assign the Option, in whole or in part, to any affiliate of Grantee. Any attempted assignment in contravention of the preceding sentence shall be null and void.


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           12.       Filings; Other Actions.  Issuer and Grantee each will use
its best efforts to make all filings with, and to obtain consents of, all third parties and foreign and state insurance regulators and other governmental entities necessary for the consummation of the transactions contemplated by this Agreement.

           13. Specific Performance. The parties acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party and that the obligations of the parties shall be specifically enforceable through injunctive or other equitable relief.

           14. Severability. If any term, provision, covenant, or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 9, the full number of Shares provided in Section 1(a) of this Agreement (as adjusted pursuant to Sections 1(b) and 7 of this Agreement), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of Shares as may be permissible, without any amendment or modification of this Agreement.

           15. Notices. Notices, requests, instructions, or other documents to be given under this Agreement shall be in writing and shall be deemed given (i) three business days following sending by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile, provided that a copy of the fax is promptly sent by U.S. mail, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day later, if sent by overnight delivery via a national courier service, in each case at the respective addresses of the parties set forth in the Merger Agreement.

           16. Expenses. Except as otherwise expressly provided in this Agreement or in the Merger Agreement, all costs and expenses, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

           17. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter of this Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement is intended to confer upon any person or entity, other than the parties to this Agreement, and their respective successors and permitted assigns, any rights or remedies under this Agreement.

           18.       Governing Law and Venue; Waiver of Jury Trial.


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           (a)       Governing Law. This Agreement shall be deemed to be made
in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to the conflict of law principles thereof; provided, however, that the corporation and insurance laws of the States of Connecticut and Delaware and other applicable States shall govern as applicable. The parties irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agree not to commence any litigation relating thereto except in such Delaware Courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

           (b) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER,
(iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.

           19. Captions. The Section and paragraph captions in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

           20. Limitation on Profit. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as defined herein) exceed in the aggregate $50 million (the "Maximum Amount") and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either: (i) reduce the number of Shares subject to this Option; (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee; (iii) pay cash to the Issuer, or (iv) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed the Maximum Amount taking into account the foregoing actions.

           (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) which would exceed the Maximum Amount and, if exercise of the Option otherwise would result in the Notional Total Profit exceeding such amount, Grantee, at its discretion, may (in addition to any of the actions specified in Section 20(a) above) (i) reduce the number of Shares subject to the Option or (ii) increase the Option Price for that number of

Shares set forth in the exercise notice so that the Notional Total Profit shall not exceed the Maximum Profit; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

           (c) As used in this Agreement, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) (x) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) or any Option Shares pursuant to Section 9, less, in the case of any repurchase of Option Shares, (y) the Grantee's purchase price for such Option Shares, as the case may be, plus (ii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price of such Option Shares plus (iii) any termination fee paid by the Issuer and received by the Grantee pursuant to
Section 5.5 of the Merger Agreement minus (iv) (x) the amounts of any cash previously paid by Grantee to Issuer pursuant to this Section 20 plus (y) the value of the Option Shares (or other securities) previously delivered by Grantee to Issuer for cancellation pursuant to this Section 20.

           (d) As used in this Agreement, the term "Notional Total Profit" with respect to any number of Shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposal assuming that this Option were exercised on such date for such number of Shares and assuming that such Shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Shares as of the close of business on the preceding trading day (less customary brokerage commissions).

           (e) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive, nor relieve Issuer's obligation to pay, any termination fee provided for in Section
5.5 of the Merger Agreement; provided that if and to the extent the Total Profit received by Grantee would exceed the Maximum Profit following receipt of such payment, Grantee shall be obligated to promptly comply with the terms of
Section 20(a).

           (f) For purposes of Section 20(a) and clause (iv) of Section 20(c), the value of any Option Shares delivered by Grantee to Issuer shall be the market/offer price of such Option Shares.

           IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the parties as of the day and year first written above.


                                     AMERICAN INTERNATIONAL GROUP, INC.




                                     By:   /s/ Kathleen E. Shannon
                                           ----------------------------
                                     Name: Kathleen E. Shannon
                                     Title: Vice President and Secretary


                                     HSB GROUP, INC.



                                     By:   /s/ Robert C. Walker
                                           ----------------------------
                                     Name: Robert C. Walker
                                     Title: Senior Vice President and
                                            General Counsel